Exhibit 99

[The Beard Company Logo]

 THE BEARD COMPANY                                                News Release
Enterprise Plaza, Suite 320
5600 North May Avenue                                Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO

                           THE BEARD COMPANY ANNOUNCES
                           COMPLETION RESULTS ON FOUR
                          ADDITIONAL WELLS IN COLORADO

FOR IMMEDIATE RELEASE:  Thursday, May 12, 2005

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that Vista Resources ("Vista") of Pittsburgh, Pennsylvania has now completed and tested four additional wells on the acreage we farmed out to them in Section 36, Township 3 North, Range 48 West, in Yuma County, Colorado.

     The Yuma-5 State #21-36 had an indicated wellhead open flow of 630 mcfd (thousand cubic feet per day), the Yuma-5 #32-36 had an indicated wellhead open flow of 416 mcfd, the Yuma-5 #33-36 had an indicated wellhead open flow of 629 mcfd and the Yuma-5 #42-36 had an indicated wellhead open flow of 709 mcfd.

     As previously reported, we have a 22.5% working interest in these four additional wells. Preliminary indications are that the six wells drilled to date are expected to have reserves ranging from 300 mmcf (million cubic feet) to 500 mmcf each. It is anticipated that the wells will be placed on production next month with expected initial production of 150-200 mcf per day from each well.

     Herb Mee, Jr., President of the Company, stated: "We are excited that all of the wells drilled to date have been successful and appear to be good wells. Depending upon their initial production, we may have one or two additional locations to drill in the future. The Vista wells should be a source of meaningful income to us for a number of years."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.
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     Statements regarding future profitability and operations, including the timing of those activities, are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in The Beard Company's filings with the Securities and Exchange Commission. The Beard Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or otherwise.

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FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.

Fax Number (405) 842-9901                           Email:  hmee@beardco.com